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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 13, 2001 (June 29, 2001)

NetBank, Inc.

Georgia (State or Other Jurisdiction of Incorporation)	0-22361 (Commission File Number)	58-2224352 (I.R.S. Employer Identification No.)

11475 Great Oaks Way
Suite 100
Alpharetta, Georgia 30022
(Address of Principal Executive Offices)

Registrant's telephone number, including area code (770) 343-6006

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 2. Acquisition or Disposition of Assets

    On June 29, 2001, NetBank, Inc. ("NetBank") consummated its acquisition of Market Street Mortgage Corporation ("Market Street") pursuant to an agreement (the "Agreement") dated April 15, 2001 among NetBank, Net Interim, Inc., Republic Bank, Republic Bancorp, Inc. ("Republic") and certain shareholders of Market Street. The consideration paid at closing consisted of 1,689,189 shares of NetBank common stock valued in the Agreement at $8.88 per share and cash in the amount of $4.0 million. An additional $1.0 million in cash consideration was withheld pending completion of certain post-closing adjustments to Market Street's financial statements. This consideration will be paid within 15 days after financial statements reflecting these adjustments have been delivered and may be decreased to reflect such adjustments in amounts and under circumstances described in the Agreement.

    The shares of NetBank common stock issued in the acquisition were issued in a private placement. NetBank has agreed to use its best efforts to register those shares on or before September 27, 2001, with Republic thereafter being entitled to sell that portion of its shares exceeding 5% of NetBank's then outstanding common stock. Republic will be precluded from selling any shares in excess of this permitted amount until June 29, 2002.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

  (a)
  The required financial statements and pro forma financial information for Market Street will be filed on or before September 12, 2001.

  (c)
  Exhibits.

  99.1
  Acquisition Agreement by NetBank, Inc. and Net Interim, Inc. to Acquire Market Street Mortgage Corporation from Republic Bank, Republic Bancorp, Inc. and Certain Shareholders dated April 15, 2001 (incorporated by reference to the exhibit of the same number filed with NetBank's Current Report on Form 8-K filed on April 30, 2001).

  99.2
  Amendment dated June 29, 2001 to the Acquisition Agreement described in Exhibit 99.1.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETBANK, INC.
Date: July 11, 2001	By:	/s/ LAURA P. MOON Name: Laura P. Moon Title: Chief Accounting Officer

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  Item 2. Acquisition or Disposition of Assets
  Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
SIGNATURES